National Grid USA Companies’
Incentive Thrift Plan I

Financial Statements
For The Years Ended
December 31, 2007 and 2006
&
Report Of Independent Registered
Public Accounting Firm
&
Supplemental Schedule

Report of Independent Registered Public Accounting Firm
Plan Administrator
National Grid USA Companies’
Incentive Thrift Plan I
Westborough, Massachusetts
We have audited the accompanying statement of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2007 and the changes in net assets available for benefits for the year then ended in conformity with United States generally accepted accounting principles.
Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information, required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic financial statements taken as a whole.
/s/ Clifton Gunderson LLP
Milwaukee, Wisconsin
June 26, 2008

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of National Grid USA
Companies’ Incentive Thrift Plan I:
In our opinion, the accompanying statement of net assets available for benefits presents fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”) at December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. The financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit of the statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 21, 2007

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN I
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2007 AND 2006

	2007	2006

Assets:
Investments, at fair value	$1,506,354,470	$755,171,879

Investment in Master Trust - at fair value	127,535,474	-

Receivables:
Dividends	1,150,334	905,751
Employee contributions	21,347	34,339
Employer contributions	8,553	-

Cash	303,612	41,029

Total assets	1,635,373,790	756,152,998

Liabilities	-	-

Net assets available for benefits at fair value	1,635,373,790	756,152,998

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	2,004,710	876,886

Net assets available for benefits	$1,637,378,500	$757,029,884

The accompanying notes are an integral part of these financial statements

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN I
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2007

2007

Additions to net assets attributed to:
Investment income:
Dividend and interest income	$78,491,512
Net depreciation in fair value of investments	(516,458)
Plan interest in Master Trust	2,766,242

Net investment income	80,741,296

Miscellaneous income	57,000

Contributions:
Employer contributions	12,130,917
Employee contributions	37,425,226
Rollover contributions	15,047,449

Total contributions	64,603,592

Total additions	145,401,888

Deductions from net assets attributed to,
Benefits paid to participants	88,394,442
Fees	300,472

Total deductions	88,694,914

Transfer of assets from KeySpan Management Plan	817,753,683

Transfer of assets from Thrift Plan II	5,887,959

Net increase	880,348,616

Net assets available for benefits
Beginning of year	757,029,884

End of year	$1,637,378,500

The accompanying notes are an integral part of these financial statements

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

Effective as of August 24, 2007, which is the date of the merger of National Grid USA with KeySpan Corporation, the KeySpan Energy 401(k) Plan for Management Employees (the KeySpan Plan) merged into the National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”). As of the merger date, KeySpan Corporation and all affiliated KeySpan entities that were participating employers in the KeySpan Plan immediately prior to the merger date (the KeySpan Plan Participating Employers) became employers under the Plan and each participant and beneficiary under the KeySpan Plan became a participant and beneficiary under the Plan. Also, as of the merger date, all liabilities and assets of the KeySpan Plan were assumed by, and became part of, the Plan. The total assets transferred to the Plan from the KeySpan Plan were $817,753,683. This amount differs from the amount reported in the final 5500 for the KeySpan Plan which was $816,741,393. The difference represents deemed distributions and the adjustment from contract value to fair value for the JP Morgan Stable Value Fund.
Most of the provisions of the former KeySpan Plan, which differ from the Plan provisions, were incorporated by reference in the Plan document effective August 24, 2007, and remain applicable to former KeySpan Plan participants and beneficiaries as well as newly eligible employees of a former KeySpan Plan Participating Employer. There is a different third-party service provider providing Trustee and recordkeeping services for assets and participant accounts related to the KeySpan Plan participants’ and beneficiaries.
The following Plan description reflects the provisions for the different participant groups, specially noting provisions that are different for the former KeySpan Plan participants and beneficiaries as well as newly eligible employees of a former KeySpan Plan Participating Employer.
1.	Description Of Plan

The following brief description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

Plan Description

The Plan was established effective January 1, 1980, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan I upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) who are not covered by a collective bargaining

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

agreement are immediately eligible to participate in the Plan upon employment, but will not receive matching contributions from the Employers until one year of service has been completed. Former KeySpan Plan participants receive matching contributions from the Employers after three months of service have been completed. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The plan administrators are the Benefits Committee and the Investment Committee of National Grid USA Service Company, Inc. (the “Administrator”).

The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

T. Rowe Price Retirement Plan Service, Inc. serves as record keeper of the Plan. T. Rowe Price Trust Company serves as trustee and custodian of the Plan. Additionally, Vanguard Fiduciary Trust Company serves as record keeper, trustee and custodian for the period beginning August 25, 2007 for the assets and participant accounts of the former KeySpan Plan participants and benficiaries.

Acquisitions

National Grid USA acquired New England Gas Company (“New England Gas”) as of August 24, 2006, pursuant to the purchase and sale agreement between Southern Union Company and National Grid USA dated February 15, 2006. Effective August 24, 2006 employees hired as a result of the acquisition were allowed to roll over their balances into the Plan including any outstanding loans (up to three) and have these loans continue under the terms of the Plan in accordance with procedures adopted by the Benefits Committee; this also includes periods of eligibility.

Upon completion of the Merger of National Grid USA with KeySpan Corporation effective August 24, 2007, participants in the former KeySpan Plan who owned units of the KeySpan Common Stock Fund received cash in their Plan accounts representing the number of units held multiplied by the unitized value of the fund on the Merger date. Merger proceeds for the KeySpan Common Stock Fund, were invested initially in the Vanguard® Prime Money Market Fund, which was a component of the KeySpan Common Stock Fund. The KeySpan Common Stock Fund was also renamed the KSE Stock Transition Fund. Following the merger, former KeySpan 401(k) Plan contributions that had been directed to the former KeySpan Common Stock Fund were being directed to Vanguard LifeStrategy® Moderate Growth Fund. Participants were given approximately 120 days to transfer their merger proceeds in the KSE Stock Transition Fund to any other investment option in the Plan. If participants did not take action any remaining balances in the

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

KSE Stock Transition Fund were transferred to Vanguard LifeStrategy Moderate Growth Fund on January 2, 2008.
Contributions

The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as Salary Reduction Agreements) to have from 1% to 50% of their eligible compensation contributed to the Plan on their behalf. The annual employee pre-tax Elective Contributions by each Participant were subject to IRS limits of $15,500 and $15,000 in 2007 and 2006 for employees who did not attain age 50 by the end of the respective plan year. For employees who did attain age 50 by the last day of the applicable plan year, the annual maximum pre-tax contribution was $20,500 for 2007 and $20,000 for 2006.

The Employers make Matching Contributions to the Plan; the formula utilized for matching contributions, excluding the former KeySpan participants, varies based upon the participant’s participation in Employer sponsored pension plans. Employees who participate in the traditional component of the National Grid USA Companies’ Final Average Pay Pension Plan and employees who participate in the former Southern Union Company Providence Energy Pension Plan design and Valley Pension Plan design receive matching contributions equal to 100% of the first 2% of employee elective contributions and then 75% on the next 4% of employee elective contributions, resulting in a 5% maximum matching contribution, with respect to base compensation. Employees who participate in either the cash balance component of the National Grid USA Companies’ Final Average Pay Pension Plan or in the Niagara Mohawk Pension Plan (a cash balance plan design) receive matching contributions equal to 50% of the employee elective contribution up to a maximum of 6%, resulting in a 3% maximum matching contribution, with respect to base compensation. Participants become eligible to receive employer matching contributions after one year of service.

Most eligible employees who participated in the former KeySpan Plan receive matching contributions equal to 50% of the employee elective contribution up to a maximum of 6%, resulting in a 3% maximum matching contribution, with respect to eligible compensation. These employees are also eligible to receive a 10% discount on the purchase of National Grid ADRs in the Plan. Management employees of KeySpan Home Energy Services New England (KHES NE) however, receive matching contributions equal to 100% of the employee elective contribution up to a maximum of 6%, resulting in a 6% maximum matching contribution, with respect to eligible compensation. KHES NE employees are not eligible to receive a 10% discount on the purchase of National Grid ADRs. All eligible participants of the former KeySpan Plans contributing to the Plan will receive employer match contributions and

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

a 10% discount on the purchase of National Grid ADRs on the first of the month following completion of three months of service.

All employer matching contributions are invested in the same investments elected by the participant for their employee contributions. In the former KeySpan Plans, employees can elect to have their matching contributions invested differently than their pre-tax contributions. However, if no election is made, employer matching contributions will be invested in the same investments elected by participants for their employee contributions.

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid Pension Plan, Niagara Mohawk Pension Plan, Southern Union Company Providence Energy Pension Plan, and Southern Union Company Valley Pension Plan) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the code. The total amount rolled over in 2007 was approximately $13,236,470.

Automatic Enrollment

Effective March 15, 2006, newly hired or rehired nonunion employees without an account balance are automatically enrolled in the Plan and 6% of their base pay was contributed to the Plan on a pre-tax basis. Additionally, each June, nonunion employees without an account balance will be automatically enrolled in the Plan as described above. These automatic enrollment provisions are not applicable to participants of the former KeySpan Plan.

Automatic Increase

Effective March 1, 2006, participants may elect automatic increase of pre-tax contributions each year. For participants who elect automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each July until they reach 15%. This provision is not applicable to participants of the former KeySpan Plan.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of (a) the employer’s matching contributions (and discount on the National Grid ADR Fund, if applicable, for former KeySpan Plan participants), and (b) allocations of Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account, as provided in the Plan Document.

Vesting

Participants are immediately vested in their elective contributions and employer matching contributions plus actual earnings thereon. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a participant or a participant’s beneficiary (in the case of death) is entitled to receive the full amount in the participant’s account. Participants from the former KeySpan Plan will be 100% vested in employer match, discount, and employer non-elective contributions on the earlier to occur of: (i) the participant’s completion of three (3) years of service with the Company; (ii) the participant’s retirement from the Company at age fifty-five or older; (iii) the death of the participant; (iv) the disability of the participant if the participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.

Participant Loans

An employee Participant can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50% of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. Loans are stated at the unpaid principal balance, which approximates fair value. The loans are secured by the balance in the participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The annual interest rate is determined by the prime rate as reported by the Wall Street Journal on the first business day of the month in which the loan is obtained, except for loans taken under the former KeySpan plan in which interest is the prime rate plus 1%.

A default of the loan will occur if the loan balance is not paid off by the loan end date or if a Participant fails to make a payment within 90 days of the due date. Active participants in the former KeySpan Plan who fail to make a loan repayment by its due date, will have until the end of the quarter following the quarter in which the payment was missed to make up the missed payment. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $74,155 and $59,923 as of December 31, 2007 and 2006, respectively.

Payment Of Benefits

Effective March 28, 2005, the Plan was amended to allow automatic lump-sum distributions if the present value of the participant’s vested account balance is less than $1,000 and is payable on or after March 28, 2005. The participant must consent to the distribution if the present value is more than $1,000.

Payments of benefits upon retirement at age 55 or later, or death, are, at the election of the Participant, either made in a lump-sum payment, paid over a period not to exceed 10 years, or paid out commencing at age 70-1/2. In addition participants may elect to roll over their balance to an eligible retirement plan including an Individual Retirement Account. A retired Participant who chooses distributions commencing at age 70-1/2 may elect to receive periodic distributions at any time prior to taking a lump-sum payout. Subject to certain restrictions, distributions to Participants under other circumstances are made in the form of whole or partial lump-sum payments.

The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code. Following separation from service prior to age 55, a Participant may elect to receive partial distribution from his or her account or a total distribution at any time; such a Participant may also defer receipt of his or her benefit until the latest date permitted under the Internal Revenue Code.

Forfeitures

Forfeiture accounts are maintained to hold any employer contributions and earnings thereon that were deposited as a result of a participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed participant checks are held in the Plan forfeiture accounts.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

As of December 31, 2007, forfeited non-vested accounts totaled $661,769. These accounts may be used to reduce future employer contributions and pay Plan administration expenses as described in the Plan document. During the year ended December 31, 2007, forfeited non-vested accounts were not utilized to reduce employer contributions.

2.	Summary Of Significant Accounting Policies

Basis Of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America
SOP 94-4-1

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

Risks And Uncertainties

The Plan provides for various investment options in various combinations of investment funds. Investment funds are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits, and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

New Accounting Prounouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (the Standard). The Standard defines fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. The Standard applies to fair value measurements already required or permitted by existing standards. The Standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating what impact the adoption of the Standard will have on the financial statements.

Investment Valuation And Income Recognition

The mutual funds are stated at fair value on the last business day of the plan year, which is determined by the investment advisors according to closing market prices of the securities held by the funds. If a closing price is not available, the security is priced at a fair market value as determined by the mutual fund’s investment committee or officers of the investment advisors.

Units of common/collective trusts are valued at fair value based on the net asset value of shares held by the Plan at year end. Participant loans and contribution receivables are valued at cost, which approximates fair value.

Investments in the National Grid plc American Depositary Receipts (which trades on the New York Stock Exchange under the symbol “NGG”) are valued according to the closing price on the London Stock Exchange which is then converted from British Pounds to U.S. Dollars based on relevant currency exchange rates. The Plan provides that certain transactions relative to National Grid plc American Depository Receipts will be priced at the market value of the underlying securities at close of the London Stock Exchange on the business day prior to the particular transaction.

Amounts for securities that have no quoted market price represent estimated fair value.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

The Plan is invested in the T. Rowe Price Stable Value Common Trust Fund. Contract value represents cost plus accrued income minus redemptions. All investment contracts held by the trust are effected directly between the trust and the issuer of the contract and are nontransferable. Permitted participant-initiated withdrawals are allowed from the trust by an employer-sponsored defined-contribution plan directly as a result of participant transactions allowed by the Plan, such as participant withdrawals for benefits, or transfers to other funds or trust within the Plan.

A Master Trust exists for the sole purpose of holding the JPMorgan Stable Value Fund (Stable Value Fund) assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan II. The Stable Value Fund through the Master Trust is participant-directed. The Master Trust is comprised of the Stable Value Fund which includes a synthetic guaranteed investment contract (Synthetic GIC) whose underlying investments are stated at fair value. Fair value of the underlying investments is determined taking into account values supplied by reputable pricing or quotation service or quotations furnished by one or more reputable sources, such as securities brokers, dealers or investment bankers, mutual fund administrators or other relevant information. Fair value of the insurance contracts, known as wrapper contracts, is based on quoted market prices at the time of valuation versus actual costs of the contracts. The fair value of wrapper contracts for the Stable Value Fund as of December 31, 2007 and 2006 was zero.

The Company classifies short-term investments with a maturity of 90 days or less at time of purchase as cash equivalents. Cash and cash equivalents are included in the total assets on the statement of net assets available for benefits.

Dividend income is accrued on the ex-dividend date. Interest income is recorded as earned on accrual basis. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses are charged to Plan participants and are reflected as a reduction of investment return in the mutual funds. Such management fees and operating expenses are deducted from income earned on a daily basis.

Payment Of Benefits
Benefit payments and withdrawals by participants are recorded when paid.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

3.	Investments

The following table presents investments that represent five percent or more of the Plan’s net assets at December 31, 2007 and 2006:

	2007		2006

National Grid plc American Depositary Receipts	$77,072,241	*	$67,533,434
T. Rowe Price U.S. Treasury Money Market Trust	36,247,218	*	41,488,554
T. Rowe Price Stable Value Common Trust Fund	111,762,547*	*	102,287,650
T. Rowe Price Equity Income Fund	56,722,354	*	59,229,301
T. Rowe Price Blue Chip Growth Fund	43,708,303	*	41,859,672
Fidelity Diversified International Fund	87,258,388		67,740,947
State Street S&P500 Flagship	109,635,433		101,493,917
Small Cap Value Fund	39,798,431	*	43,062,797
Vanguard PRIMECAP Fund	118,190,370
KSE Stock Transition Fund	89,435,673
Master Trust Investment - JP Morgan Stable Value	130,204,670**	*
*	Indicates investments that represent 5% or more of net assets available for benefits only as of December 31, 2006, and not for the year ending December 31, 2007.

**	This differs from the fair value of $112,427,033 as noted in the supplemental schedule

***	This differs from the fair value of $127,535,474 as noted in the Statement of Net Assets Available for Benefits
During the year ended December 31, 2007, the Plan’s investments (including gains and losses on investments bought, sold and held during the year) appreciated (depreciated) in value as follows:

Common Stock	$11,101,846
Mutual funds	(17,408,163)
Common/Collective Trusts	5,789,859

Net depreciation in fair value	$(516,458)

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

4.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, any unallocated assets of the Plan will be allocated to participant accounts and distributed in such a manner as the Company may determine.

5.	Tax Status

The Plan obtained its latest determination letter on July 17, 2002, in which the Internal Revenue Service (“IRS”) stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

6.	Related-Party Transactions

Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to participants and investments in American Depositary Receipts of National Grid plc are considered party-in-interest transactions. Moreover, the Plan’s investment options include mutual funds and trust funds managed by T. Rowe Price Associates, Inc. and Vanguard, affiliates of the Trustee.

7.	Administration of Plan Assets
The Trustees of the Plan holds the Plan’s assets. Contributions are held and managed by the Trustees, who invest cash received, interest and dividend income and makes distributions to participants.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

8.	Plan Expenses
Plan expenses are paid by the Company, the Plan, or participants as provided in the Plan document.
9.	Synthetic guaranteed investment contract

The Plan provides a stable value investment option, the JP Morgan Stable Value Fund, to former KeySpan Plan participants that includes a Synthetic GIC which is made up of wrapper contracts that guarantee principal and accumulate interest and a portfolio of financial instruments that are owned by the Plan. The synthetic GIC contract includes underlying assets which are held in the Master Trust owned by the Plan and utilizes benefit-responsive wrapper contracts issued by AIG Financial Products Corp., Royal Bank of Canada, State Street Bank and Trust Company, and UBS AG, proportionately. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the funds, plus earnings, less participant withdrawals. The interest rates are reset quarterly based on the current yield of the underlying investments and the spread between the market value and contract value, but the rate cannot be less than 0%. Certain events such as plan termination or a plan merger initiated by the Company which results in a material and adverse effect on the wrapper contract may limit the ability of the Plan to transact on contract value or may allow for the termination of the wrapper contracts at less than contract value. At this time, the Company believes that any events that may limit the ability of the Plan to transact at contract value are remote.

Average yields for the year ended December 31, 2007 are as follows:

Based on annualized earnings	6.73%
Based on interest rate credited to participants	5.44%
10.	Master Trust

The Vanguard Fiduciary Trust Company is the master trustee and holds the investment assets of the Master Trust as a commingled fund in which each separate plan is deemed to have a proportionate undivided interest in the investments in which they participate. At December 31, 2007, the Plan’s interest in the net assets of the Master Trust was approximately 44%.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

The following presents the net assets of the Master Trust as of December 31, 2007:

INVESTMENTS
JP Morgan Stable Value Fund, at fair value	$289,933,079
Adjustment from fair value to contract value for fully-benefit responsive investment contracts	6,068,023

NET ASSETS OF THE MASTER TRUST AT CONTRACT VALUE	$296,001,102

Investment income for the Master Trust for the year ended December 31, 2007 is as follows:

INVESTMENT INCOME
Interest income	$6,213,662
11.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2007 and 2006:

	2007	2006
Net assets available benefits per the financial statements	$1,637,378,500	$757,029,884

Less: Loans to participants deemed distributed for tax purposes	(74,155)	—

Adjustment from contract value to fair value for fully benefit-responsive investment contracts not included as an asset in the Form 5500	(2,004,710)	(876,886)

Net assets available for benefits per the Form 5500	$1,635,299,635	$756,152,998

The following is reconciliation of the changes in net assets per the financial statements to the Form 5500 for the year ended December 31, 2007:

Change in net assets available for benefits per the financial statements	$880,348,616

Less: Deemed loan defaults included on Form 5500, Schedule H, Line 2g	(74,155)

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

Change in adjustment from fair value to contract value for fully benefit-responsive investment contracts not included in the Form 5500	(1,127,824)

Change in net assets available for benefits per the Form 5500	$879,146,637

12.	Plan Amendments
The Service Company Board of Directors voted to amend the Plan as follows:
1.	To amend the Plan effective as detailed below to include changes authorized by the Board and changes required by law since the document was amended and restated effective January 1, 2005, including:
a.	Effective January 1, 2006, Section 12.4(b )(iv) is amended by deleting the clause “Regulation section 1.401(k)-1(b)(5)” and replaced with clause “Regulation section 1.401(k)-2(a)(6).”

b.	Effective January 1, 2006, Section 12.4(b)(vii) is amended by deleting the clause “Regulation section 1.401(m)-1(b)(5)” and replaced with clause “Regulation section 1.401(m)-2(a)(6).”

c.
Effective January 1, 2006, Section 12.4(f) Is deleted and replaced as follows: “(f) Distribution of excess contributions. The excess contributions of a highly compensated employee who is a participant, as adjusted for income, will be designated by the employer as a distribution of excess contributions and distributed to the participant. The income allocable to excess contributions shall be determined in accordance with Regulation section 1.401(k)-2(b)(2)(iv). Distribution of excess contributions will be made after the close of the plan year to which contributions relate, but within 12 months after the close of such plan year. Excess contributions shall be treated as annual additions under the plan, even if distributed under this paragraph.”

d.	Effective January 1, 2006, Section 12.5(b)(iv) is amended by deleting the clause “Regulation section 1.401(m)-1(b)(5)” and replaced with the clause “Regulation section 1.401(m)-2(a)(6).”

e.
Effective January 1, 2006, Section 12.5(g) is deleted and replaced as follows: “(g) Distribution of excess aggregate contributions. A participant’s excess aggregate contributions, adjusted for income, will be designated by the employer as a distribution of excess aggregate contributions, and distributed to the participant. Distributions will be made first from after-tax contributions, and then, to the extent necessary, from matching contributions. The income

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

allocable to excess aggregate contributions shall be determined in accordance with Regulation section 1.401(k)-2(b)(2)(iv). Distribution of excess aggregate contributions will be made after the close of the plan year to which the contributions relate, but within 12 months after the close of such Plan Year. Excess aggregate contributions shall be treated as employer contributions for purposes of Code sections 401(a)(4), 404, and 415 even if distributed from the plan.”

f.	To permit the rollover of nonspouse beneficiary holdings to an inherited IRA to the extent allowed by law.

g.
Effective August 24, 2006, employees hired as of August 24, 2006 as a result of the purchase of New England Gas assets pursuant to the purchase and sale agreement between Southern Union Company and National Grid USA dated February 15, 2006 shall be afforded the opportunity to roll over their outstanding loans (up to three) from the Southern Union Savings Plan into the Plan and have these loans continue under the terms of the Plan in accordance with procedures adopted by the Benefits Committee

h.
Effective August 24, 2006, the maximum amount of elective contributions made on behalf of any participant for any calendar year, when added to the amount of elective deferrals under all other plans, contracts and arrangements of an employer and/or any other employer with respect to the participant for the calendar year, shall in no event exceed the maximum applicable limit in effect for the calendar year under Regulation section 1.402(g)-1(d), except to the extent permitted under Section 3.9 of the Plan and sections 414(v) of the Code.

i.
Effective August 24, 2006, “New England FAPP Annuity Participant” means a participant in the plan who accrues a benefit under final average pay provisions of FAPP, including those eligible (or earning eligibility credit for) accruals based upon Southern Union Company Valley Resources Employee’s Retirement Plan or Southern Union Company ProvEnergy Pension Plan for non-bargaining until employee terms under FAPP.

j.
Effective August 24, 2006, “Years of Service for Participation” means a computation period during which an individual has accumulated at least 1,000 hours of service or such lesser number of hours of service set forth in procedures adopted by the National Grid Committee; provided, however, that for employees hired as a result of the purchase of N.E. Gas assets pursuant to the purchase and sale agreement between Southern Union Company and National Grid USA dated February 15, 2006, ‘years of Service for Participation” shall include periods of eligibility for participation credited to said employee under terms of the Southern Union Savings Plan as of August 23, 2006.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

To amend the Plan effective as detailed below to include changes authorized by the Board and changes required by law since the document was amended and restated effective January 1, 2007, including:
k.
Effective January 1, 2007, “qualified reservist distributions” are permitted under the Pension Protection Act of 2006 (PPA). Military reservists who meet certain criteria (including being ordered to active duty for at least 179 days) are to receive distributions of their elective deferrals while on active duty. This provision is both a waiver of the general restriction on such distributions prior to termination of employment and relieves such individuals from the 10% tax penalty that would otherwise apply. The tax penalty relief will apply to a distribution of employer matching contributions during the covered period as well.

l.
Effective May 1, 2007, to permit hardship distributions by participants under Sections 6.1 of the plans on account of qualifying expenses (medical, funeral and post-secondary school) attributable to participant’s primary beneficiaries to the extent allowed by law (Pension Protection Act of 2006) and to the extent set forth in procedures adopted by the Benefits Committee.

m.
Effective May 1, 2007 to permit non-spousal beneficiaries the ability to transfer their account balance to an established Inherited IRA. The transfer must be a direct roll-over from the Plan to the inherited IRA. No taxes will be withheld at the time of the direct roll-over distribution. The inherited IRA must be titled in a manner that reflects the decedent and the beneficiary.

n.	Approved May 23, 2007, all actions including plan amendments are authorized to achieve a merger of the KeySpan nonunion 401(k) plans into Thrift Plan I, effective upon the acquisition of KeySpan.

o.
Effective September 1, 2007 participants are given the option to elect their deferral percentage based on Base Pay or All Pay (base pay plus overtime, premium pay and any bonus pay) compensation. This choice is extended to both pre-tax and after-tax elections. Compensation eligible for the Company mach is not affected by this change. At the effective time of the change participant’s current deferral percentage election was mapped to Base Pay compensation, except for those employees who are members of UWUA local B310 (Cumberland Gas) and United Steelworkers of America which were mapped to All Pay compensation. Employees who are notified that they are eligible for automatic enrollment will be automatically enrolled in the Plan and 6% of their All Pay compensation will be contributed to the Plan on a pre-tax basis with the option of changing their deferral compensation to Base Pay.

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN I
EIN: 04-1663150 PLAN NUMBER: 005
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2007

(a)	(b)	(c)	(d)	(e)
				Current
	Identity of Issue	Description of Investment	Cost	Value

*	National Grid plc	National Grid American Depositary Receipts	N/R	$77,072,241

*	KeySpan	KSE Stock Transition Fund	N/R	89,435,673

	American Funds	American Funds Growth Fund (R5)	N/R	24,035,619
*	Vanguard	Vanguard 500 Index Inv	N/R	58,986,808
*		Vanguard Explorer Fund	N/R	40,780,382
*		Vanguard Int’l Growth Fund	N/R	62,209,935
*		Vanguard LifeSt Conserv Growth	N/R	13,475,372
*		Vanguard LifeSt Growth Fund	N/R	26,111,531
*		Vanguard LifeSt Mod Growth	N/R	49,847,563
*		Vanguard Mid-Cap Index Fund	N/R	25,139,708
*		Vanguard PRIMECAP Fund	N/R	118,190,370
*		Vanguard Total Bond Mkt Index	N/R	45,398,045
*		Vanguard Windsor Fund	N/R	49,180,695
*		Vanguard Windsor II Fund Inv	N/R	64,362,953

	T. Rowe Price Trust
*	Company, Incorporated	T. Rowe Price Stable Value Common Trust Fund	N/R	112,427,033
*		T. Rowe Price Equity Income Fund		56,722,354
*		T. Rowe Price U.S. Treasury Money Market Trust	N/R	36,247,218
*		T. Rowe Price Blue Chip Growth Fund	N/R	43,708,303
*		T. Rowe Price Small-Cap Value Fund	N/R	39,798,431
*		T. Rowe Price Capital Appreciation Fund	N/R	31,909,974
*		T. Rowe Price Mid-Cap Growth Fund	N/R	37,476,452
*		T. Rowe Price Personal Strategy Growth Fund	N/R	23,411,459
*		T. Rowe Price Personal Strategy Balanced Fund	N/R	16,323,793
*		T. Rowe Price Personal Strategy Income Fund	N/R	8,392,496
	Fidelity Investments	Fidelity Diversified International	N/R	87,258,388
	Fidelity Investments	Fidelity Growth Company Fund	N/R	38,340,441
	Fidelity Investments	Fidelity Low Priced Stock Fund	N/R	14,874,858
	Fidelity Investments	Fidelity Dividend Growth	N/R	7,684,479
	Allianz	Allianz RCM Global Tech Fund	N/R	20,809,455
	Calvert	Calvert Large Cap Growth Fund	N/R	5,986,290

	PIMCO	PIMCO Total Return Fund	N/R	50,801,682

	State Street	State Street S & P 500 Flagship	N/R	109,635,433

*	Participant Loans	Participant loans with various maturities and rates
		of interest from 4.00% to 9.50%	N/R	20,319,036

		Total		$1,506,354,470

*	Parties-in-interest, as defined by ERISA
N/R - Participant directed investment; cost not required to be reported

The accompanying notes are in integral part of these financial statements